Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of BlackRock, Inc. listed below, of our report dated February 18, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change during 2002 in the method of accounting for goodwill and other intangible assets and, during 2003, the adoption of the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148) appearing in the Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2003.

Form	Registration Statement No.	Description

S-8	333-68666	BlackRock, Inc. 1999 Stock Award and Incentive Plan

S-8	333-68668	BlackRock, Inc. Voluntary Deferred Compensation Plan

S-8	333-68670	BlackRock, Inc. 2001 Employee Stock Purchase Plan

S-8	333-50294	The PNC Financial Services Group, Inc. Incentive Savings Plan

S-8	333-32406	BlackRock, Inc. 1999 Stock Award and Incentive Plan, BlackRock, Inc. Amended and Restated Long-Term Deferred Compensation Plan and BlackRock International, Ltd. Amended and Restated Long-Term Deferred Compensation Plan

S-8	333-94287	Nonemployee Directors Stock Compensation Plan

/s/ Deloitte & Touche LLP

New York, NY

March 12, 2004